Pioneer Commercial Funding Corp.
                                         One Rockefeller Plaza, Suite 242
                                             New York, New York 10020



                                                _________, 2001

American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038

Gentlemen:

         In connection with your appointment as Subscription Agent in the transaction described herein, Pioneer Commercial Funding Corp. (the "Company"), a New York corporation, hereby confirms its arrangements with you as follows:

         1. Rights Offering. The Company is offering (the "Rights Offering") to the holders (the "Holders") of shares of its Common Stock (the "Shares") as of October 11, 2001 (the "Record Date"), the right to subscribe for Shares at a subscription price of $2.00 per share (the "Rights"). Except as set forth herein, the Rights shall cease to be exercisable at 5:00 p.m., New York city time, on November 2, 2001 or such later date of which the Company notifies you orally and confirms in writing (the "Expiration Date"). One Right is being issued for every seven (7) Shares held on the Record Date. Each Right gives the Holder the right to purchase one (1) Share (the "Basic Subscription Right"). Rights are evidenced by nontransferable subscription certificates in registered form ("Subscription Certificates"). Leedan Business Enterprise, LTD. ("Leedan"), a principal shareholder of the Company, shall be obligated, and the members of the Board of Directors (the "Board Members") of the Company shall have the right, to purchase any shares that have not been purchased by other Holders (the "Additional Subscription Privilege"). Leedan shall be obligated to purchase an additional 34,036 Shares at a price of $2.00 per share. The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated_________________ (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2. Appointment of Subscription Agent. You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference, to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.     Subscription Procedure.

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the


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Expiration Date (by mail or delivery) as Subscription Agent of (i) any
Subscription Certificate completed and endorsed for exercise, as provided on the reverse side the Subscription Certificate (except as provided in paragraph 6 hereof), and (ii) payment in full of the subscription price set forth on the cover page of the Prospectus for the Shares subscribed for (the "Subscription Price") in U.S. Funds by certified check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of the company, you shall as soon as practicable after the Expiration Date but after performing the procedures described in subparagraphs (b) and (c) below (which is anticipated to be the twelfth business day thereafter) mail to the subscriber's registered address on the books of the company the stock certificates representing the Common Stock for the rights duly exercised (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

                  (b) As soon as practicable after the Expiration Date you shall calculate the number of Shares to which Leedan and the Board Members are entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by Leedan and the Board Members if their Basic Subscription Right, if any, has been exercised in full. The Shares available for additional subscriptions will be those that have not been subscribed for under the Basic Subscription Right (the "Remaining Shares").

                  (c) Upon calculating the number of Shares to which Leedan and the Board Members are entitled pursuant to the Additional Subscription Privilege, you shall, as soon as practicable, (i) furnish a list of all such information to the Company and (ii) inform Leedan and the Board Members of the Remaining Shares, if any, they are entitled to purchase.

(d) Upon calculating the number of Remaining Shares to which Leedan and the Board Members are entitled pursuant to the Additional Subscription Privilege, and assuming payment for the Remaining Shares subscribed for has been delivered, you shall mail to the Board Member's and Leedan's, at the registered address on the books of the Company, the additional Shares which Leedan and the Board Members have subscribed for.

                  (e) After the Expiration Date, you shall promptly remit to the Company all funds received in payment of the Subscription Price under the Basic Subscription Right. Funds received by you pursuant to the Additional Subscription Privilege shall be held by you in a segregated account pending allocation of Shares issued pursuant to the Additional Subscription Privilege. Upon mailing certificates representing the Remaining Shares you shall promptly remit all funds received in payment of the subscription Price under the Additional Subscription Privilege to the Company.

4. Defective Exercise of Rights; Lost Subscription Certificates. The Company



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shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to Holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall return all Subscription Certificates with defects or irregularities which have not been cured or waived to the Holder. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Shares you use in your capacity as transfer agent for the Company's Shares.

         5. Late Delivery. If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the Shares being subscribed for and (ii) a guarantee notice (a "Notice of Guaranteed Delivery") substantially in the form delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national Shares exchange or of the National Association of Shares Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the rights, the name and address of the exercising shareholder, the number of Rights represented by the Subscription Certificate held by such exercising shareholder., the number of Shares being subscribed for pursuant tot he Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three OTC Bulletin Board ("Bulletin Board") trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three Bulletin Board trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signature guaranteed if required.

6. Delivery. You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company or Company's counsel.

         7. Reports. You shall notify the Company by telephone on or before the close of business on each business day during the period commencing with the mailing of the rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three business days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing of (i) the number of rights exercised on the day covered by such daily notice, (ii) the number Rights subject to guaranteed delivery on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, (iv) the number of Shares requested under the Additional Subscription Privilege and (v) the cumulative total of the information set forth in clauses (i) through (iv) above. At or before 5:00 P.M., New York City time on the first business day following the Expiration Date you shall certify in writing to the company the cumulative total through the Expiration Date of all the


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information set forth in clauses (i) t through (iii) above. You shall maintain and update a listing of Holders who have fully or partially exercised their Rights and Holders who have not exercised their Rights. You shall provide the Company or its designee with such information compiled by you pursuant to this paragraph 7 as the Company shall request.

8. Future Instructions. With respect to notices or instructions to be provided by the company hereunder, you may rely and act on any written instruction signed by (a) any one or more of the following authorized officers or employees of the
Company: M. Albert Nissim, President or McLaughlin & Stern, LLP, counsel to the Company. David W. Sass, the Secretary of the Company, is a member of said firm.

9. Payment of Expenses. The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder as set forth on Schedule A attached hereto.

         10. Counsel. You may consult with counsel satisfactory to you, which may be counsel to the Company, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

         11. Indemnification. The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, own negligence, misconduct or bd faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

12. Notices. Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class mail, postage prepaid as follows:

                  (a)      If to the Company, to:

                           M. Albert Nissim, President
                           Pioneer Commercial Funding Corp.
                           One Rockefeller Plaza
                           Suite 2412
                           New York, New York 10020

                           Telephone: (212) 218-1850
                           Telecopy:   (212) 218-1855



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         With a copy to:

                           David W. Sass, Esq.
                           McLaughlin & Stern, LLP
                           260 Madison Avenue
                           18th Floor
                           New York, New York 10016

                           Telephone: (212) 448-1100
                           Telecopy:   (212) 448-6277




         (b) If to you, to:

                           American Stock Transfer & Trust Company
                           59 Maiden Lane
                           New York, New York 10038

                           Telephone: (212) 936-5100
                           Telecopy:   (718) 234-5001


If the foregoing is in accordance with your understanding of our arrangements, please sign and return the enclosed duplicate of this letter.


                                            Very truly yours,


                                            By:________________________
                                               Title: President


The foregoing is in accordance with our understanding and is hereby confirmed and accepted.

                                         American Stock Transfer & Trust Co.


                                         By:_____________________________
                                            Title: